AGREEMENT FOR

                         PURCHASE OF CERTAIN ASSETS AND

                        ASSUMPTION OF CERTAIN LIABILITIES

                                     BETWEEN

                             REPUBLIC SECURITY BANK,
                             A FEDERAL SAVINGS BANK

                                       AND

                                  CENTURY BANK,
                             A FEDERAL SAVINGS BANK

                                      DATED

                                 OCTOBER 3, 1995


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                                      ARTICLE I
                           PURCHASE AND SALE OF ASSETS AND
                          ASSUMPTION OF DEPOSIT LIABILITIES.................  2
1.01  Sale of Assets........................................................  2
1.02  Assignment and Assumption of Deposit Liabilities......................  3
1.03  Purchase Price for Personal Property and Loans........................  4
1.04  Payment for Assumption of Deposit Liabilities.........................  5
1.05  Assignment of Contracts...............................................  6
1.06  Prorations and Transfer Taxes.........................................  6
1.07  Closing Date and Place of Closing.....................................  6
1.08  Time for Delivery.....................................................  6

                                      ARTICLE II
      COVENANTS, REPRESENTATIONS AND WARRANTIES OF SELLER...................  7
2.01  Organization..........................................................  7
2.02  List of Deposit Liabilities, Loans and Contracts......................  7
2.03  Leases................................................................  8
2.04  Personal Property.....................................................  8
2.05  Premises..............................................................  8
2.06  Insurance.............................................................  9
2.07  Contracts, Consents and Other Agreements..............................  9
2.08  Branch Office Employees...............................................  9
2.09  Changes In Wage Rates.................................................  9
2.10  Availability of Employees.............................................  9
2.11  Continuation of Benefits.............................................. 10
2.12  Access to Information................................................. 10
2.13  Preservation of Business, etc......................................... 10
2.14  Data Processing....................................................... 11
2.15  Accuracy of Exhibits.................................................. 11
2.16  Untrue Statements..................................................... 12
2.17  Litigation............................................................ 12
2.18  Compliance With Law................................................... 12
2.19  Conflicts............................................................. 12
2.20  Corporate Approval.................................................... 13
2.21  Regulatory Approval................................................... 13
2.22  Other Agreements...................................................... 13
2.23  Purchased Loans....................................................... 13
2.24  Seller's Indemnities and Assumptions.................................. 15
2.25  Warranties and Guaranties............................................. 16
2.26  Retirement Accounts................................................... 16
2.27  Notice of Change in Interest Rates.................................... 17


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



                                      ARTICLE III
      COVENANTS, REPRESENTATIONS AND WARRANTIES OF PURCHASER................ 17
3.01  Organization.......................................................... 17
3.02  Corporate Approval.................................................... 17
3.03  Conflicts............................................................. 17
3.04  Regulatory Approval................................................... 17
3.05  Assumption of Contracts............................................... 17
3.06  Litigation............................................................ 18
3.07  Purchaser's Indemnities and Assumptions............................... 18

                                      ARTICLE IV
                     DOCUMENTS AND TRANSFERS ON THE CLOSING DATE
                             AND THE ADJUSTMENT PAYMENT DATE................ 19
4.01  Closing Date - Seller................................................. 19
4.02  Closing Date - Purchaser.............................................. 21
4.03  Adjustment Payment Date - Seller...................................... 21
4.04  Adjustment Payment Date - Purchaser................................... 22
4.05  Designation of Additional Purchased Loans............................. 22

                                      ARTICLE V
      CONDITIONS TO OBLIGATIONS OF SELLER................................... 22
5.01  Compliance With Conditions............................................ 22
5.02  Truth of Warranties................................................... 22
5.03  Regulatory Approval................................................... 23
5.04  Opinion of Counsel.................................................... 23
5.05  Officers' Certificates................................................ 24
5.06  Cooperation After Closing............................................. 24
5.07  Validity of Assumption................................................ 24
5.08  Absence of Litigation................................................. 24

                                      ARTICLE VI
                     CONDITIONS TO OBLIGATIONS OF PURCHASER................. 24
6.01  Compliance With Terms of Agreement.................................... 24
6.02  Truth of Warranties................................................... 24
6.03  Regulatory Approval................................................... 25
6.04  Opinion of Counsel.................................................... 25
6.05  Officers' Certificate................................................. 26
6.06  No Material Change.................................................... 26
6.07  Cooperation After Closing............................................. 26
6.08  Validity of Assumption................................................ 26
6.09  Absence of Litigation................................................. 26
6.10  Deposit Liabilities; Purchased Loans.................................. 26


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                                      ARTICLE VII
                               COVENANT NOT TO COMPETE...................... 27
7.01  Covenant Not to Compete............................................... 27
7.02  Breach................................................................ 27
7.03  Waiver................................................................ 27
7.04  Judicial Modification................................................. 27

                                      ARTICLE VIII
                                      TERMINATION........................... 28
8.01  Termination........................................................... 28
8.02  Risk of Loss.......................................................... 29

                                      ARTICLE IX
                                    MISCELLANEOUS........................... 29
9.01  Expenses.............................................................. 29
9.02  Press Releases........................................................ 29
9.03  Nature and Survival of Representations and Warranties................. 29
9.04  Brokers............................................................... 29
9.05  Extensions and Waivers................................................ 29
9.06  Trade Names and Trademarks............................................ 30
9.07  Removal of Signs...................................................... 30
9.08  Amendments............................................................ 30
9.09  Further Assurances.................................................... 30
9.10  Binding Effect........................................................ 30
9.11  Notices............................................................... 30
9.12  Headings.............................................................. 31
9.13  Severability.......................................................... 31
9.14  Jurisdiction and Venue................................................ 32
9.15  Enforcement Costs..................................................... 32
9.16  Remedies Cumulative................................................... 32
9.17  Entire Agreement...................................................... 32
9.18  Governing Law......................................................... 32

EXHIBITS

A       Description of Personal Property
B.      Purchased Loans
C       Premises Documents
D       Insurance Policies for Branch Office
E       Consent of Landlord
F       Employees
G       Employee Benefits, Plans and Agreements

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



                                    AGREEMENT
                                       FOR
                         PURCHASE OF CERTAIN ASSETS AND
                        ASSUMPTION OF CERTAIN LIABILITIES

        THIS AGREEMENT FOR PURCHASE OF CERTAIN ASSETS AND ASSUMPTION OF CERTAIN LIABILITIES (the "Agreement") dated as of October 3, 1995 between Republic Security Bank, a federally-chartered savings bank in stock form ("Purchaser"), and Century Bank, a federally-chartered savings bank in stock form ("Seller").

        WHEREAS, Seller operates a branch savings bank office in a free-standing premises located at:

                         48710 Okeechobee Boulevard
                         West Palm Beach, Florida  33417

(the "Branch Office"); and

        WHEREAS, Seller desires to sell and transfer and Purchaser desires to acquire certain assets and assume certain liabilities in connection with the operation of the Branch Office including: (a) title to certain personal property used in the operation of the Branch Office; (b) that certain lease for the Branch Office premises (the "Premises") dated October 31, 1972, by and between Fidelity Federal Savings Bank of Florida ("Fidelity"), as tenant, and Stanley J. Harte, as landlord, as subsequently assigned by Fidelity to Seller (the "Premises Lease"); (c) certain time, savings and checking deposit accounts which are maintained at the Branch Office; and (d) certain Purchased Loans (as defined below).

        NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements hereinafter set forth, Seller and Purchaser agree as follows:

                                    ARTICLE I
                         PURCHASE AND SALE OF ASSETS AND
                        ASSUMPTION OF DEPOSIT LIABILITIES

        1.01 SALE OF ASSETS. Upon the terms and conditions set forth in this Agreement, Seller shall sell and convey to Purchaser, and Purchaser shall purchase from Seller, certain of the assets used in connection with the operation of the Branch Office including:

                A. PERSONAL PROPERTY. The leasehold improvements and personal property owned by Seller and specifically set forth on the attached EXHIBIT A, generally including, without limitation, fixtures, furniture, equipment, materials, machine and equipment operations manuals, supplies, safe deposit box keys, vault and drawer cash, subject to audit verification at the close of business on the Closing Date (as defined below), security deposits, telephone and fax numbers used by Seller in connection with the Branch Office, checks deposited to Deposit Liabilities (as defined below) and returned for insufficient funds or as doubtful of collection, subject nevertheless to collection, and savings and checking deposit records and customer records related thereto (collectively, the "Personal Property"), but excluding proprietary signage inserts of Seller. Notwithstanding the foregoing, Purchaser may reject any item of the Personal Property at any time on or prior to Closing, in which case the consideration to be paid under Section 1.03A shall be reduced appropriately.

                B. PURCHASED LOANS. Those loans set forth on the attached EXHIBIT B plus those additional loans which may be selected by Purchaser and Seller pursuant to Section 4.05 hereof prior to the Closing Date (the "Purchased Loans ").

                C. CONTRACTS. Those contracts relating to the operation of the Branch Office as specifically selected by Purchaser pursuant to Section
3.06 hereof including, without limitation, the Premises Lease and safe deposit box rental agreements (the "Selected Contracts").

        1.02 ASSIGNMENT AND ASSUMPTION OF DEPOSIT LIABILITIES. Upon the terms and conditions set forth in this Agreement, Seller shall assign to Purchaser and Purchaser shall assume all liabilities for payment of the withdrawal value of all outstanding savings, checking, money-market and certificate of deposit accounts, including individual retirement and Keogh accounts, at the Branch Office existing as of the close of business on the Closing Date (the "Deposit Liabilities"). Deposit Liabilities shall not include (i) any pledged deposits or accounts unless said pledged deposits or accounts secure a Purchased Loan as described in Section 1.01B of this Agreement; (ii) any commercial demand deposits maintained pursuant to commercial loans; and (iii) overdraft checking privileges. Deposit Liabilities shall include interest accrued thereon but not credited to the withdrawal value of the appropriate account as of the close of business on the Closing Date.

        On the Closing Date, Seller shall provide a final customer list of the Deposit Liabilities. Within fifteen (15) days after the date of this Agreement, Seller shall notify the holders of the accounts comprising the Deposit Liabilities to be assumed that, subject to closing requirements, Purchaser will be assuming the liability of the accounts and shall set out the details of the administration of the assumed accounts. Such notice shall be subject to the prior approval by Purchaser, and Purchaser agrees to assist Seller in preparing such notice. Holders of accounts opened subsequent to the date of the notification contemplated above and the Closing Date will be given a copy of the Seller's notification letter by Seller at the time the account is opened.

        With respect to the Deposit Liabilities, the parties agree as follows:

                A. DIRECT DEPOSIT ACCOUNTS. Seller will provide to Purchaser, no less than ten (10) nor more than thirty (30) days prior to the Closing Date, a list of its Automated Clearing House ("ACH") entries for electronic transfer accounts domiciled at the Branch Office. At the Closing (as defined below), Purchaser will provide ACH originators with account number conversion tapes or other documentary information. Seller will continue to accept and forward to Purchaser ACH entries and corresponding funds related the Deposit Liabilities for one hundred twenty (120) days following the Closing Date. Seller will notify Purchaser of receipt of any such funds within twenty-four (24) hours of receipt. Following the expiration of the 120-day period, Seller may discontinue accepting and forwarding ACH entries and funds and return them to the originators marked "Account Closed," and Seller shall not be liable for any account overdrafts which may be thereby created.

                B. CHECKING ACCOUNTS. Within twenty (20) days after the Closing Date, Purchaser will provide holders of checking accounts, new checks bearing appropriate Magnetic Ink Character Recognition ("MICR") encoding with Purchaser's routing and transit numbers and the Purchaser's identification number. Seller will forward to Purchaser checks received by it drawn on accounts which are part of the Deposit Liabilities for a period of forty-five (45) days following the Closing Date. After the 45-day period, Seller will return these items marked "Account Closed" or "Refer to Maker" and Purchaser will have no responsibility for the returned items. Purchaser accepts full responsibility to either pay the items or return them in accordance with the customer agreement and applicable law. During such 45-day period, Seller will give Purchaser a daily accounting of debits to its clearing account. Purchaser shall promptly reimburse Seller for such debits. For a period of six (6) months after the Closing Date, Seller agrees to provide research services for transactions conducted prior to the transfer of the Deposit Liabilities to Purchaser.

                C. INTEREST REPORTING. Seller shall report from January 1, 1995 of the year of the Closing through the Closing Date and Purchaser shall report from the day after the Closing Date and thereafter all interest credited to, interest withheld from and early withdrawal penalties charged to the Deposit Liabilities. Said reports shall be made to the holders of these accounts and to the applicable federal and state regulatory agencies.

        1.03 PURCHASE PRICE FOR PERSONAL PROPERTY AND LOANS. The purchase price for the Personal Property and Purchased Loans shall be equal to the sum of the Personal Property Purchase Price (as defined below) and the Loans Purchase Price (as defined below), as set forth in this Section 1.03.

                A. PERSONAL PROPERTY. The purchase price for the Personal Property shall be equal to the net book value of the Personal Property reduced by the book value of

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'any such property which is not in working order (the "Personal Property
Purchase Price"). Net book value of the Personal Property shall mean the sum of values at which the items of Personal Property are carried for financial reporting purposes on the Seller's books at the close of business on the last day of the calendar month immediately preceding the month of the Closing.

                B. PURCHASED LOANS. The purchase price for the Purchased Loans shall be equal to the outstanding principal balance of said loans, less any discount or plus any premium specified by Seller with respect to each, and accrued interest thereon as of the close of business on the Closing Date (the "Loans Purchase Price"). Such aggregate principal balance of the Purchased Loans, as adjusted for premiums or discounts, shall be hereinafter referred to as the "Purchased Loans Base."

                C. METHOD OF PAYMENT. The Personal Property Purchase Price and the Estimated Loans Purchase Price (as defined below) shall be paid at the time of the Closing as a credit against Seller's payment of the Estimated Liabilities Price (as defined below).

        1.04 PAYMENT FOR ASSUMPTION OF DEPOSIT LIABILITIES. In connection with Purchaser's assumption of the Deposit Liabilities, Seller shall pay Purchaser the Liabilities Price (as defined below).

                A. LIABILITIES PRICE. The "Liabilities Price" shall be equal to one hundred percent (100%) of the total amount of the Deposit Liabilities, less a premium equal to the lesser of (i) four and one-half percent (4.5%) of such total amount of Deposit Liabilities or (ii) $1,125,000, calculated in all cases at the close of business on the Closing Date.

                B. CALCULATION OF PAYMENT ON THE CLOSING DATE. At the time of Closing, Seller shall pay to Purchaser the estimated amount of the Liabilities Price based on Deposit Liabilities as of a date (the "Calculation Date") mutually agreed by Seller and Purchaser no more than five (5) business days prior to the Closing Date (the "Estimated Liabilities Price"). The Seller shall pay the Estimated Liabilities Price, adjusted for the Personal Property Purchase Price and the estimated amount of the Loans Purchase Price based on the Purchased Loans Base as of the close of business on the Closing Date (the "Estimated Loans Purchase Price"), to Purchaser in cash by federal funds wire on the Closing Date.

                C. CALCULATION OF ADJUSTMENT PAYMENT DATE. Within fifteen (15) days after the Closing Date, an adjustment payment (the "Adjustment Payment") shall be made by the appropriate party so that the total amount paid by Seller equals the Liabilities Price adjusted for the credits of the Personal Property Purchase Price and the Loans Purchase Price; provided, that if the Adjustment Payment is more than two percent (2%) of the net amount paid by Seller on the Closing Date, then the payor of the Adjustment Payment shall pay to the payee an additional amount equal to the Adjustment Payment multiplied

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

by the Federal Home Loan Bank of Atlanta overnight investment rate (determined as of the date of the Adjustment Payment) for the period from and including the day following the Closing Date to, but excluding, the date of the Adjustment Payment. The Adjustment Payment shall be paid in cash by federal funds wire.

        1.05 ASSIGNMENT OF CONTRACTS. Seller shall assign the Selected Contracts to Purchaser, who shall assume all rights and obligations of Seller under the Selected Contracts from and after the close of business on the Closing Date.

        1.06 PRORATIONS AND TRANSFER TAXES. Amounts due and payable or prepaid relating to Selected Contracts (including rent under the Premises Lease), property, intangible and tangible taxes, safe deposit box rents, Savings Association Insurance Fund ("SAIF") insurance premiums, or other prepaid items of a similar nature which are assigned to Purchaser, shall be adjusted ratably to the Closing Date. Seller shall pay the amount of all documentary stamp taxes and other transfer taxes imposed by the State of Florida and the county in which the Branch Office is located, and all applicable municipal transfer taxes, as a result of the transaction contemplated by this Agreement. Purchaser shall pay the amount of all sales taxes imposed by the State of Florida or any other governmental authority as a result of the transaction contemplated by this Agreement. Utilities, including but not limited to phone, water, sewer, garbage, electricity and gas, if applicable, shall be pro-rated as of the Closing Date. Seller and Purchaser agree to cooperate with each other subsequent to the Closing Date regarding the determination and payment of accurate prorations for utilities.

        1.07 CLOSING DATE AND PLACE OF CLOSING. Subject to satisfaction or waiver of all the conditions set forth in Articles V and VI of this Agreement, the Closing Date shall be on a date mutually agreed between Purchaser and Seller, but in no event later than Friday, December 29, 1995. The Closing shall be held on the Closing Date at 10:00 A.M. at the offices of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., 777 South Flagler Drive, Phillips Point, Suite 500 East, West Palm Beach, Florida. The day of the Closing shall belong to the Purchaser for purposes of prorating income and expenses.

        1.08 TIME FOR DELIVERY. Except as otherwise provided in any delivery, conveyance, assignment or transfer that is to be made on the Closing Date or the date of the Adjustment Payment, shall be made by and as of the close of business on such date in the manner and at the place reasonably requested in writing by the party that is to receive such delivery, conveyance, assignment or transfer.

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


                                   ARTICLE II
               COVENANTS, REPRESENTATIONS AND WARRANTIES OF SELLER

                Seller covenants, represents and warrants to Purchaser as follows:

        2.01 ORGANIZATION. Seller is a federally-chartered stock savings bank, validly existing and in good standing under the corporate laws of the United States of America. Seller has all corporate power required to carry on its business. Seller has and maintains all regulatory authorizations, licenses, permits and certificates required to carry on its current business at the Branch Office.

        2.02 LIST OF DEPOSIT LIABILITIES, LOANS AND CONTRACTS. As soon as is reasonably possible, but in any event not more than ten (10) days after the execution of this Agreement, Seller at its sole cost and expense shall deliver the following items, current (except as otherwise specified herein) as of a date not more than five (5) days prior to the date of delivery to Purchaser:

                A. DEPOSIT LIABILITIES. A schedule of all savings, checking, money-market and certificate of deposit accounts, including Deposit Liabilities, maintained at the Branch Office as of the close of business on July 31, 1995, and such other historical account records as are in possession of Seller, certified by the Chief Financial Officer or Treasurer of Seller to be true and accurate. Such schedule shall include the account number and type of account for each deposit account, interest rate paid for each applicable interest period, the maturity date, if any, the principal balance of and interest paid for each applicable interest period and such other information as may be necessary and desirable for the proper administration of such accounts and claims made with respect thereto.

                B. LOANS. A list of all loans of Seller which Seller desires to make available for purchase by Purchaser to the extent expected to remain outstanding on the Closing Date (the "Branch Office Loans"), certified by the Chief Financial Officer or Treasurer of Seller to be true and accurate.

                C. CONTRACTS. A list of all oral and written contracts to which Seller is a party (including the Premises Lease) that are necessary for or in any way relate to the operation of the Branch Office or Seller's business therein and, if written, a copy of each such contract.

               D. OPERATING EXPENSES. A schedule of operating expenses, excluding employee salary and benefits, of the Branch Office for the twelve (12) months preceding the date of this Agreement, if available, or if such schedule is not available, the best available information regarding such operating expenses.


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

     2.03 LEASES. Except as set forth in the list provided pursuant to Section 2.02C, no real or personal property used in conjunction with the operation of the Branch Office or the Seller's business therein is leased by Seller.

     2.04 PERSONAL PROPERTY. To the best of Seller's knowledge, the Personal Property is in good condition, reasonable wear and tear excepted, and is suitable for the business conducted at the Branch Office. Seller warrants that it is the owner of and has good and marketable title to the Personal Property free and clear of all debts, liens, security interests and encumbrances except as may be otherwise set forth in this Agreement, none of which will materially affect the value or use of such Personal Property.

     2.05 PREMISES. EXHIBIT C consists of true and correct copies of all documents and agreements relating to the Premises in the possession of Seller, including the Premises Lease and any amendment or modifications thereto in the possession of Seller. The Seller has a leasehold interest in the Premises under and pursuant to the Premises Lease and related documents. The Seller has performed all obligations required to be performed by it relating to the Premises under and pursuant to the Premises Lease. The Seller is not in breach of, or default under, the Premises Lease in any respect, and no event or action has occurred, is pending, or is threatened, which after the giving of notice, or the lapse of time, or otherwise, would constitute or result in a breach or default in any respect by the Seller under the Premises Lease. The Seller has not received written notice that the landlord of the Premises intends to cancel, suspend or terminate the Premises Lease or to exercise or not exercise any options under the Premises Lease. Such Premises have access to public roads and to all utilities used in the operation of the Branch Office as conducted on such Premises. All buildings, structures and appurtenances located on the Premises, including drive-through facilities, are in good operating condition and in a state of good repair, and are adequate and suitable for the purposes for which they are being used. None of such buildings, structures, including drive-through facilities, or appurtenances (or any equipment therein), nor the operation or maintenance thereof, nor the operation of the Branch Office therein, violates any documents or restrictive covenants or any provision of any federal, state or local law, ordinance, rule or regulation, or encroaches on any property owned by others. There are no special assessments affecting or relating to the Premises. No work has been done upon, or materials delivered to, the Branch Office, or any portion thereof, during Seller's occupancy pursuant to Seller's instructions which is not fully paid for, nor does any person, firm or corporation now have any lien rights with respect to the Branch Office or any part or parcel thereof by reason of such work or material. No condemnation proceeding is pending or, to the knowledge of the Seller, threatened which would preclude or impair the use of any of the Premises by the Seller for the purposes for which it is currently used. To the best of Seller's knowledge, during the Seller's occupancy of the Premises, no hazardous or toxic materials have been disposed of on the Premises or discharged to the surrounding or underlying ground or waters. To the best of the Seller's knowledge, and without independent investigation, no hazardous or toxic materials were disposed of on the Premises or discharged to the surrounding or underlying ground or water prior to the Seller's occupancy of the Premises.

     2.06 INSURANCE. Attached hereto as EXHIBIT D is a list and brief description of the policies of fire, liability and other forms of insurance held by Seller in respect of and relating to the Branch Office or Personal Property. Such policies are in amounts deemed by the management of Seller to be sufficient, and Seller will keep such policies in such amounts duly in force through the close of business on the Closing Date.

     2.07 CONTRACTS, CONSENTS AND OTHER AGREEMENTS. The Seller has received a valid consent to the assignment of the Premises Lease to Purchaser from the current owner of the Premises, confirming the terms and validity of the Premises Lease and the absence of any defaults by Seller thereunder, a copy of which is attached hereto as EXHIBIT E. Seller shall use its best efforts to effect the lawful and valid assignment of the other Selected Contracts designated by Purchaser to Purchaser on the Closing Date, including without limitation, the obtaining of all required consents to each such assignment from other parties to the Selected Contracts. Seller agrees that, at any time and from time to time after the Closing Date, Seller will, upon the request of Purchaser, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be required for the valid assignment of the Selected Contracts to Purchaser.

     2.08 BRANCH OFFICE EMPLOYEES. Attached hereto as EXHIBIT F is a true and complete list, as of the date of this Agreement, of all persons employed by Seller at the Branch Office including each employee's position, job description, length of service, and current annual rate of compensation. There is, and on the Closing Date will be, no employment contract in force with any such person. No such employee is covered by or subject to any collective bargaining agreement, union contract or labor agreement. To the best of Seller's knowledge, there have been no attempts to organize the Seller's employees at the Branch Office within the last three (3) years.

     2.09 CHANGES IN WAGE RATES. From the date of this Agreement to the Closing Date, Seller shall make no change without prior written consent of Purchaser, other than a change consistent with past practices and in no event greater than four percent (4%), in the wage rates or salary scales applicable to employees employed by Seller at the Branch Office.

     2.10 AVAILABILITY OF EMPLOYEES. Seller will use its best efforts to preserve for Purchaser the availability of all employees of Seller at the Branch Office. Seller will afford to Purchaser the right, during normal business hours or at any other time mutually agreed to by Purchaser and Seller, to contact and to meet with Seller's employees at the Branch Office to discuss with them on a general basis the transactions contemplated by this Agreement. Seller acknowledges that Purchaser is under no obligation to hire any of Seller's employees in connection with this Agreement.

     2.11 CONTINUATION OF BENEFITS. Each of the employees employed by Seller at the Branch Office who at the Closing Date is receiving benefit payments for disability due to sickness or accident under an existing insurance or self-insured plan of Seller or to whom Seller is otherwise making such or similar benefit payments shall without cost or expense to Purchaser continue to receive such benefits during the continuance of such disability to the extent provided in such insured plan or plans or agreements of Seller under which such benefits are being paid.

     Attached hereto as EXHIBIT G is an accurate and complete list of all employment, consulting, bonus, incentive compensation, nonqualified deferred compensation, termination or severance allowance, insurance (including, without limitation, life, disability, medical and hospitalization insurance) and other fringe benefit agreements, plans and commitments, that would continue to apply to any employee of Seller who may continue as an employee of Purchaser after completion of the transactions contemplated by this Agreement. Seller shall deliver to Purchaser upon written request by Purchaser a copy of each such agreement, plan, commitment, plan summary and indenture, and such other information as deemed necessary by Purchaser.

     2.12 ACCESS TO INFORMATION. From and after the date of this Agreement, Seller shall, during normal business hours, afford the officers, attorneys, accountants and other authorized representatives of Purchaser reasonable access to the Branch Office and the books, records and properties of Seller pertaining to the Branch Office (including the Branch Office Loans) in order that Purchaser may have full opportunity to make such investigations as Purchaser shall reasonably desire to make of the Branch Office and such books, records and properties, and Purchaser shall be permitted to make extracts from, or copies of, such books and records. Seller shall furnish to Purchaser such financial and operating data and other information regarding the Branch Office as Purchaser shall reasonably request, which information shall be kept confidential by Purchaser. Information not specifically relating to the Branch Office subsequently or heretofore obtained, other than information available to Purchaser through independent sources or in the public domain, shall be kept confidential by Purchaser and shall not be used by Purchaser otherwise than in connection with this Agreement and operation of the Branch Office after the Closing Date. In the event of termination of this Agreement, each party shall keep confidential all information received by the other party. In the event of any such termination, Purchaser shall return to Seller all documents received from Seller, and all copies thereof, that include or evidence such information.

     2.13 PRESERVATION OF BUSINESS, ETC. Between the date of execution of this Agreement and the Closing Date, Seller: (a) shall preserve the Branch Office as a going concern and operate such business only in the ordinary course in accordance with its past practices; (b) without the prior written consent of Purchaser, shall not offer for savings and checking account deposits at the Branch Office any special promotion or premium for new savings and checking accounts or additional deposits to existing savings and checking accounts; (c) shall keep its books and records in accordance with generally accepted accounting principles consistent with the principles applied in the preceding fiscal year, except to the extent that generally accepted accounting principles have been modified by federal law or regulation; (d) shall not enter into any agreements relating to the Branch Office other than such as are incidental to normal current operations; (e) shall not institute any changes in wages, salaries or payments paid in connection with the Branch Office except as provided in Section 2.09; (f) shall not, without the prior written consent of Purchaser, make any commitments for Branch Office expenditures of a capital nature for additional leasehold improvements or personal property; (g) shall not effectuate or consent to any modification or cancellation of any Selected Contract; (h) shall not dispose of any part of the Branch Office without the consent of Purchaser; (i) shall make no changes in the personnel employed at the Branch Office other than terminations for cause or replacement of personnel; (j) shall not change any of its savings account practices at the Branch Office, except as required by changes in applicable law or industry-wide practice; (k) shall not take any action which would materially affect Purchaser's rights hereunder or the assets to be acquired or liabilities to be assumed hereunder; (l) shall not increase the interests rates payable on any of the types of accounts at the Branch Office unless any such increases are offered by the Seller at all of its other branches; and (m) shall not incur new Deposit Liabilities (including by way of renewal of Deposit Liabilities existing as of the date hereof) bearing interest rates in excess of those then being paid by Purchaser on similar types of accounts (including, without limitation, any certificates of deposits). Seller will use its best efforts to maintain the Branch Office and Personal Property in customary repair, and preserve the present relationships with all customers of the Branch Office and with entities having business dealings with it through the Branch Office. Seller agrees to provide to Purchaser, at the time Seller provides such notice to its branch offices, but in no event less than one business day prior to such change, written notice of each change in interest rates to be paid on such types of accounts throughout its branch offices generally, through the Closing Date.

     2.14 DATA PROCESSING. At the close of business on the Closing Date, Seller will provide reasonable assistance to Purchaser to convert the data base related to the Deposit Liabilities and Purchased Loans to Purchaser's data base at FIServe, Tampa, Florida.

     2.15 ACCURACY OF EXHIBITS. True, complete and correct copies of contracts, agreements, leases and other instruments listed on any exhibit hereto and noted on the exhibit as having been furnished to Purchaser have been and will continue to be made available to Purchaser by Seller. To the best of Seller's knowledge, all exhibits, schedules or lists to be provided by Seller to Purchaser are or will be when delivered, complete and accurate in all material respects. Seller shall update on the Closing Date to the close of business on the Closing Date the information contained in any such exhibit, schedule or list provided as of a date prior to the Closing Date pursuant to this Agreement.

     2.16 UNTRUE STATEMENTS. No representation or warranty by Seller in this Agreement or any exhibit hereto, and/or any statement, schedule, list, or officer's certificate furnished or to be furnished to Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain, as of the date of delivery thereof or as amended or supplemented at the Closing Date and at the Adjustment Payment Date, respectively, any untrue statement of material fact, or omits or will omit to state any material fact, necessary to make the statements contained herein or therein not misleading.

     2.17 LITIGATION. There is no litigation, proceeding, examination or investigation pending or, to the knowledge of Seller, threatened against or relating to the Branch Office or business of Seller conducted on or from the Branch Office or in connection therewith which would have a materially adverse effect (a) on Seller's business at the Branch Office, (b) on the prospects of such business, or (c) on the Branch Office, or which questions the validity of any action taken or to be taken by Seller pursuant to or in connection with the provisions of this Agreement; and Seller does not know and nor has any reasonable grounds to know of any basis for any such action, or any governmental investigation, examination or proceeding relative to the Branch Office or the Seller's business conducted thereat.

     2.18 COMPLIANCE WITH LAWS. With respect to the Branch Office and the business of Seller carried on at the Branch Office, Seller is, and at all times has been: (a) in material compliance with the provisions of any applicable federal, state and local statutes, regulations and ordinances (including, without limitation, those relating to solid waste and hazardous waste treatment and their storage, on or off-site disposal, generation and transfers, those relating to water, air or noise pollution, ground water contamination, the handling, storage or release into the environment of hazardous materials or hazardous substances or the transfer of hazardous materials), the violation of which would impede Purchaser's ability to operate the Branch Office, including without limitation all such regulations of governmental agencies having jurisdiction over such business; and (b) in compliance with all material agreements, contracts and commitments to which Seller is a party. To the best of Seller's knowledge, Seller is not in violation of any such statute, regulation or ordinance, or in default under any such material agreement, contract or commitment other than as provided in Schedule 2.18 attached hereto.

     2.19 CONFLICTS. The execution, delivery and performance of this Agreement and compliance with the provisions hereof by Seller will not conflict with, or result in any material breach of any of the terms, conditions or provisions of, or constitute a material default under, or, except for such rights that may be created in favor of Purchaser by this Agreement, result in the creation of any lien, charge or encumbrance upon the Branch Office pursuant to, any corporate charter, bylaw, mortgage, lease, agreement, order, decree, ruling or other instrument to which Seller is a party or by which Seller is bound.

     2.20 CORPORATE APPROVAL. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Seller and, subject to receipt of required regulatory approvals, no other corporate action or other approval, acquiescence or consent is required in order to authorize the execution, delivery and performance of this Agreement by Seller.

     2.21 REGULATORY APPROVAL. Seller shall use its best efforts to secure and to assist in securing any regulatory approval or consent required to be obtained as a condition to the lawful consummation of the transactions contemplated by this Agreement.

     2.22 OTHER AGREEMENTS. Except for this Agreement, there is no other outstanding agreement for the sale or transfer of any portion or all of the Branch Office, the Personal Property, the Deposit Liabilities or the Purchased Loans.

     2.23  PURCHASED LOANS.

                  A. The Seller is the sole owner of each Purchased Loan and has the authority to sell, transfer, and assign such loans on the terms herein set forth; and there has been no assignment, sale, or hypothecation thereof by Seller, except the usual hypothecation of the Purchased Loan documents in connection with Seller's normal banking transactions in the conduct of its business. As to each Purchased Loan, all applicable federal and state laws, rules and regulations, as from time to time amended, have been complied with; and that all conditions within the control of Seller as to the validity of the applicable insurance or guaranty as required by the National Housing Act of 1934, as amended, and the rules and regulations thereunder, or as required by the Servicemen's Readjustment Act of 1944, and the rules and regulations thereunder, or by the mortgage insurance companies or other insurers, have been properly satisfied and said insurance or guaranty is valid and enforceable. Seller agrees to do all acts necessary to perfect title to the Purchased Loans in Purchaser at Closing, and to be responsible at no expense to Purchaser for seeing to it that at all times while this Agreement is in force, policies of fidelity, fire, and extended coverage, theft, forgery and errors and omissions insurance are maintained on the collateral property securing the Purchased Loans, and shall furnish proof of such insurance coverage upon demand by Purchaser.

                  B. Seller represents and warrants as to each Purchased Loan that:

                           (i)      The applicable loan documents have been
duly executed by the loan debtor, acknowledged, and recorded; and the loan is valid and complies with all applicable lending laws and regulations;

                           (ii)     The loan debtor has duly executed
appropriate evidence indicating that the loan debtor has received the disclosure materials as required by applicable law and regulations;

                           (iii)    The full original principal amount of the
loan has been advanced to the loan debtor, either by direct payment, or by payment made on the loan debtor's request or approval; the unpaid principal balance is as stated on EXHIBIT B; all costs, fees, and expenses incurred in making, closing, and recording the loan have been paid; no part of the security property has been released from the lien of the loan; the terms of the loan have in no way been changed or modified, except for loan adjustments made in compliance with the loan contract and applicable regulatory requirements or as set forth in appropriate amendments executed by the loan debtor and Seller;
and the loan is current and not in default;

                           (iv)     Each loan which Seller represents to be
insured by a private mortgage insurance company, or to be insured or guaranteed by a governmental or quasi-governmental agency, is so insured or guaranteed;

                           (v)      There is in force a paid-up title insurance
policy on the loan or other documentary evidence in an amount at least equal to the outstanding principal balance of the loan affirming the quality and validity of Seller's lien securing the loan;

                           (vi)     The assignment, if any, of the loan from
the Seller to Purchaser will be valid and sufficient;

                           (vii)    All documents submitted are genuine, and
all other representations as to each loan sold are true and correct;

                           (viii)   There is in force such flood insurance
policy as is required (if any) under the Flood Disaster Protection Act of 1973, as amended, and implementing and other regulations; and

                           (ix)     The improvements on the premises securing
each loan are kept insured by hazard insurance policies (a) in an amount at least equal to the outstanding principal of the loan, or the full insurable value of the improvements, whichever is less, (b) of a type substantially in the form of and at least as protective as the fire and extended coverage contained in the "New York" loss mortgage clause (also known as "standard" or "union" loss mortgage clause) which provides that the Seller's hazard insurance is not invalidated by acts of the loan debtor, and (c) containing suitable provisions for payment on all present and future loans on the security property in order of precedence.

         2.24  SELLER'S INDEMNITIES AND ASSUMPTIONS.

                  A. INDEMNITIES. Seller agrees to indemnify, hold harmless and defend Purchaser at all times from and after the Closing Date against and from any and all losses, claims, damages, costs, expenses or liabilities to which Purchaser may become subject insofar as such losses, claims, damages, costs, expenses and liabilities (including such attorneys' fees incurred in connection with such action even if incident to arbitration or appellate, bankruptcy and post-judgment proceedings) arise out of or are based upon the following:

                           (i)  The activities and operations of Seller, its
officers, directors and employees at or relating to the Branch Office for all periods prior to and including the Closing Date, including but not limited to obligations and liabilities relating to Selected Contracts, Deposit Liabilities, Personal Property, taxes and penalties and interest thereon and other governmental laws and regulations, safe deposit boxes leased at any time prior to closing from the Branch Office and the payment of accrued interest;

                           (ii)  The existence of any facts, circumstances,
situations or conditions or the happening of any event constituting a breach or violation of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement, or the untruth or inaccuracy thereof, including but not limited to all statements or figures contained in the exhibits to or statements, certificates or lists and schedules provided pursuant to this Agreement; provided, however, that Seller's obligations hereunder with respect to any breach of representation or warranty shall not survive beyond three (3) years after the Closing Date;

                           (iii)  Any default or failure to perform, on the
part of Seller, occurring prior to or on the Closing Date, under any of the Selected Contracts and Deposit Liabilities; and

                           (iv)  The existence of any defect in the assignment
of any Purchased Loan, including Seller's lack of power or authority to make such assignment, or of a defense asserted by a borrower under a Purchased Loan, which defect or defense impedes or prevents, upon default of such borrower, the ability of Purchaser to collect such Purchased Loan or to otherwise realize upon the collateral securing such Purchased Loan.

The defense and indemnification will include, but not be limited to, losses or potential losses under the Uniform Commercial Code relating to negotiable instruments, assignments or pledges; claims relating to disclosures, representations, fraud or concealment; claims founded on employee defalcation or negligence; and any other activity or failure to act relating to the obtaining and handling of said accounts prior to or on the Closing Date or in connection with the performance by Seller of any of its post-Closing Date obligations under this Agreement, including without limitation improper crediting or debiting of receipts or disbursements of the accounts; provided, however, that Seller's obligations under Sections 2.24(A)(ii) and (iv) with respect to Purchased Loans shall arise only if Seller fails to transfer to and exchange with Purchaser a new loan (a "Substitute Loan") in substitution for the Purchased Loan(s) giving rise to Seller's obligations under Sections 2.24(A)(ii) and (iv) within forty-five (45) days after Purchaser's notice to Seller provided under this Section 2.24. Purchaser shall have the right in its reasonable discretion to accept or reject a loan as a Substitute Loan and, once accepted, a Substitute Loan shall be deemed a Purchased Loan for all purposes of this Agreement. Transfers and conveyances of Purchased Loans by Purchaser to Seller and of Substitute Loans by Seller to Purchaser shall take place in the manner, and accompanied by the ancillary documentation, as specified in this Agreement for the transfer and conveyance of Purchased Loans by Seller to Purchaser on the Closing Date. Accruals for interest, hazard insurance, real estate taxes, etc. shall be prorated as of the date of transfer and conveyance, and differences in principal balances between Substitute Loans and the Purchased Loans for which they were substituted shall be reconciled and paid by the appropriate party on such date.

                  B. SELLER'S PARTICIPATION. Purchaser will supply Seller with notice of any loss, damage or claim which, if true, could result in loss or damage and an indemnification obligation of Seller as set forth above. Seller shall have the right to pay, settle or compromise any such claim. If Seller litigates any action arising from such claim, Seller shall pay all costs imposed in litigating the claim and any awards or judgments related to the claim which resulted from actions or inactions prior to or on the Closing Date. If Seller fails to defend Purchaser or fails to settle or compromise the claim within a reasonable period of time after notice, then Purchaser shall be entitled to settle, compromise or pay any award or judgment (after giving Seller notice of its intention to do so) and Purchaser shall be entitled to immediately receive reimbursement therefore from Seller upon written demand, whether the matter was litigated, settled or compromised, equal to the amount of any award or judgment, and/or equal to the amount of any settlement or costs of any compromise paid by or incurred by Purchaser plus an amount equal to attorneys' fees incident to arbitration or appellate, bankruptcy and post-judgment proceedings and paraprofessional fees.

         2.25 WARRANTIES AND GUARANTIES. With respect to the Personal Property, Seller shall assign and deliver to Purchaser, on or prior to the Closing Date, all warranties and guaranties, manufacturers' or otherwise, which are in force and effect as of the Closing Date and which are not expressly made non-assignable by their own terms.

         2.26 RETIREMENT ACCOUNTS. Seller shall resign as trustee under individual retirement and Keogh accounts included in the Deposit Liabilities, effective on the Closing Date and appoint Purchaser as its successor trustee in accordance with the terms of such account documents. Seller shall promptly send appropriate notices to such account holders.

         2.27 NOTICE OF CHANGE IN INTEREST RATES. Seller represents that interest rates paid during the six (6) months prior to the Closing Date have been and, except as otherwise required by the provisions of Section 2.13, will be the same as it has paid throughout its branch offices generally with respect to each type of savings and checking deposit account contained in the Deposit Liabilities. Seller agrees to provide to Purchaser, at the time Seller provides such notice to its branch offices, but in no event less than one business day prior to such change, written notice of each change in interest rates to be paid on such types of accounts throughout its branch offices generally, for a period of thirty-one (31) days following the Closing Date.

                                   ARTICLE III
             COVENANTS, REPRESENTATIONS AND WARRANTIES OF PURCHASER

              Purchaser covenants, represents and warrants to Seller as follows:

         3.01 ORGANIZATION. Purchaser is a federally-chartered savings bank in stock form, validly existing and in good standing under the laws of the United States of America. Purchaser has all corporate power, subject to required regulatory approvals, to carry on the business of a savings association at the Branch Office.

         3.02 CORPORATE APPROVAL. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Purchaser and, subject to receipt of required regulatory approvals, no other corporate action or other approval or consent is required in order to authorize the execution, delivery and performance of this Agreement by Purchaser.

         3.03 CONFLICTS. The execution, delivery and performances of this Agreement and compliance with the provisions hereof by Purchaser will not conflict with, or result in any material breach of any of the terms, conditions or provisions of, or constitute a material default under, any corporate charter, bylaw, mortgage, lease, agreement, order, decree, ruling or other instrument to which Purchaser is a party or by which Purchaser is bound.

         3.04 REGULATORY APPROVAL. Purchaser shall use its best efforts to secure and to assist in securing any regulatory approval or consent required to be obtained as a condition to the lawful consummation of the transactions contemplated by this Agreement.

         3.05 ASSUMPTION OF CONTRACTS. Within fifteen (15) days after receipt of contracts to be provided to Purchaser by Seller pursuant to Section 2.02C, Purchaser shall inform

Seller, in writing, of those contracts, Purchaser wants to assume, which contracts shall comprise the "Selected Contracts."

         3.06 LITIGATION. There is no litigation, proceeding, examination or investigation pending or, to the knowledge of Purchaser, threatened against or relating to the business of Purchaser to be conducted on or from the Branch Office or in connection therewith which questions the validity of any action taken or to be taken by Purchaser pursuant to or in connection with the provisions of this Agreement; and, Purchaser does not know and has no reasonable grounds to know of any basis for any such action, or any governmental investigation, examination or proceeding relative to the Branch Office or the Purchaser's proposed business thereat.

         3.07  PURCHASER'S INDEMNITIES AND ASSUMPTIONS.

                  A. INDEMNITIES. Purchaser agrees to indemnify, hold harmless and defend Seller at all times after the Closing Date against and from any and all losses, claims, damages, costs, expenses or liabilities to which Seller may become subject insofar as such losses, claims, damages, costs, expenses and liabilities (including such attorneys' fees, incurred in connection with such action even if incident to arbitration or appellate, bankruptcy and post-judgment proceedings) arise out of or are based upon the following:

                           (i) The activities and operations of Purchaser at
the Branch Office for all periods after the Closing Date, including, but not limited to, obligations to depositors and borrowers on deposits and loans acquired by Purchaser, obligations and liabilities relating to taxes and penalties and interest thereon and other governmental laws and regulations;

                           (ii) The existence of any facts, circumstances,
situations or conditions or the happening of any event constituting a breach or violation of any of the representations, warranties, covenants or agreements of Purchaser contained in this Agreement, or the untruth or inaccuracy thereof; provided, however, that Purchaser's obligations hereunder with respect to any breach of representation or warranty shall not survive beyond three (3) years after the Closing Date;

                           (iii) Any default or failure to perform, on the
part of Purchaser, occurring after the Closing Date, under any of the Selected Contracts and Deposit Liabilities; and

                           (iv) All damages to persons or property which occur
after the Closing Date in or relating to the operation of the Branch Office unless such damages result from a breach by Seller of its obligations under this Agreement.

The defense and indemnification will include, but not be limited to, losses or potential losses under the Uniform Commercial Code relating to negotiable instruments, assignments or pledges; claims relating to disclosures, representations, fraud or concealment; claims founded on employee defalcation or negligence; and other activity or failure to act relating to the obtaining and handling of said accounts after the Closing Date, including improper crediting or debiting of receipts or disbursements of the accounts.

                  B. PURCHASER'S PARTICIPATION. Seller will supply Purchaser with notice of any loss or damage or claim which, if true, could result in loss or damage and an indemnification obligation of Purchaser as set forth above. Purchaser shall have the right to pay, settle or compromise any such claim. If Purchaser litigates any action arising from such claim, Purchaser shall pay all costs imposed in litigating the claim and any awards or judgments related to the claim which resulted from actions or inactions subsequent to the Closing Date. If Purchaser fails to defend Seller or fails to settle or compromise the claim within a reasonable period of time after notice, then Seller shall be entitled to settle, compromise or pay any award or judgment (after giving Purchaser notice of its intention to do so) and Seller shall be entitled to receive reimbursement therefore from Purchaser upon written demand, whether the matter was litigated, settled or compromised, equal to the amount of any award or judgment, and/or equal to the amount of any settlement or cost of any compromise paid by or incurred by Seller plus an amount equal to attorneys' fees even if incident to arbitration or appellate, bankruptcy and post-judgment proceedings and paraprofessional fees.

                  C. NO ASSUMPTIONS. There shall be no general assumption by Purchaser of Seller's liabilities, whether accrued or unaccrued, contingent, or otherwise; except, (i) liabilities relating to the Selected Contracts (including the Premises Lease) assumed by Purchaser; and (ii) the Deposit Liabilities.

                                   ARTICLE IV
                   DOCUMENTS AND TRANSFERS ON THE CLOSING DATE
                         AND THE ADJUSTMENT PAYMENT DATE

         4.01 CLOSING DATE - SELLER. On or before the Closing Date, Seller shall deliver the following documents and make the following transfers to
Purchaser:

                  A. A statement listing each Deposit Liability as of the Calculation Date upon which the Estimated Liabilities Price was calculated, setting forth the name, address and social security number, if known, of the depositor thereof, account number and type of account, the principal balance, accrued interest, maturity date, if any, interest rate, and other information requested by Purchaser, certified in writing by the Chief Financial Officer or Treasurer of Seller as being true and correct as of the close of business of such date;

                  B. A statement setting forth the name and address of the borrower, the outstanding principal amount, the maturity date, the interest rate and the amount of accrued but unpaid interest owing as of the Calculation Date, for each Purchased Loan, certified by the Chief Financial Officer or Treasurer of Seller as being true and correct as of the close of business as of such date. Seller shall furnish the borrower with an Internal Revenue Service Form 1098 interest statement and an explanatory letter regarding the interest paid for the calendar year-to-date as of the Closing Date. Purchaser shall furnish the borrower with an Internal Revenue Service Form 1098 interest statement for interest paid from the Closing Date through the end of the calendar year;

                  C. A Closing Statement detailing the amounts to be transferred by Seller to Purchaser pursuant to Section 1.04B setting forth, in reasonable detail, the Estimated Liabilities Price, the Personal Property Purchase Price and the Estimated Loans Purchase Price, as well as the prorations required by Section 1.06 hereof;

                  D. An opinion of counsel as provided in Section 6.04 of this Agreement;

                  E.       An Officer's Certificate as provided in Section
6.05 of this Agreement;

                  F. The transfer of the Estimated Liabilities Price, as adjusted, pursuant to Section 1.04B of this Agreement, and the payment of the other amounts payable by Seller pursuant to Section 1.06 hereof;

                  G.       The following records:

                           (i)  All records maintained at the Branch Office
relating to the Deposit Liabilities, including signature cards, applications, truth-in-savings and other disclosures, copies of passbooks and certificates;

                           (ii)  All records maintained at the Branch Office
relating to the operation of the Branch Office;

                           (iii)  All original forms of the Selected Contracts
duly assigned to Purchaser with all necessary consents obtained and attached;

                           (iv)  Security deposits, if any, held by Seller
under the Selected Contracts; and

                           (v)  All original notes, mortgages, security
agreements, loan files and other documents relating to Purchased Loans duly endorsed or assigned to

Purchaser including, without limitation, appraisals, surveys, title insurance policies, applications, hazard insurance policies and disclosure statements;

                  H. A bill of sale containing warranties of title and freedom from encumbrances transferring the Personal Property, Purchased Loans and Seller's leasehold interest in the Premises to Purchaser;

                  I. Possession of the Branch Office, Premises and Personal Property;

                  J. All warranties and guaranties as to Personal Property as provided in Section 2.26 of this Agreement; and

                  K. All of Seller's right, title and interest in and to the safe deposit box business located at the Branch Office including removable safe deposit boxes and safe deposit box stacks in the vaults, together with all rights and benefits accruing to the lessor from and after the Closing Date under rental agreements with persons to whom any such boxes are rented under agreements with Seller (which rent shall be prorated in accordance with Section 1.06), and all of the keys, combination, signature cards, agreements and records pertaining to the operation of such safe deposit boxes by Seller.

         4.02 CLOSING DATE - PURCHASER. On or before the Closing Date, Purchaser shall deliver to Seller the following:

                  A. An opinion of counsel as provided in Section 5.04 of this Agreement;

                  B. An Officer's Certificate as provided in Section 5.05 of this Agreement;

                  C. An assumption of Seller's obligations under the Selected Contracts and Deposit Liabilities; and

                  D. The amount of the sales taxes to be paid by Purchaser as provided in Section 1.06 of this Agreement.

         4.03 ADJUSTMENT PAYMENT DATE - SELLER. On the Adjustment Payment Date, Seller shall deliver the following documents and make the following transfers to Purchaser:

                  A. An amended statement listing each change from the statement delivered pursuant to Section 4.01A in the Deposit Liabilities to be transferred to and assumed by Purchaser, setting forth the name, address and social security number, if known, of the depositor thereof, account number and type of account, the principal balance, accrued interest, maturity date, if any, interest rate, and other information required by Purchaser, as of the close of business on the Closing Date, certified by the Chief Financial Officer or Treasurer of Seller as being true and correct;

                  B. An amended statement setting forth any change from the statement delivered pursuant to Section 4.01B setting forth the name and address of the borrower, the outstanding principal amount, the maturity date, the interest rate and the amount of accrued but unpaid interest owing for each Purchased Loan as of the close of business on the Closing Date, certified by the Chief Financial Officer or Treasurer of Seller as being true and correct; and

                  C. Any Adjustment Payment due to Purchaser, as provided in Section 1.04C of this Agreement.

         4.04 ADJUSTMENT PAYMENT DATE - PURCHASER. On the Adjustment Payment Date, Purchaser shall prepare, with the assistance of Seller, a Closing Statement for execution by the parties and pay to Seller any Adjustment Payment due to Seller pursuant to Section 1.04C of this Agreement.

         4.05 DESIGNATION OF ADDITIONAL PURCHASED LOANS. If necessary to satisfy Purchaser's condition to its obligations to consummate this Agreement set forth in Section 6.10 that Seller deliver a certain minimum aggregate Purchased Loans Base, Seller and Purchaser may mutually agree prior to Closing to supplement or modify EXHIBIT B attached hereto by adding or substituting loans owned by Seller. The parties shall update EXHIBIT B through the Closing Date, and any such loans added to EXHIBIT B by Seller and Purchaser shall be deemed "Purchased Loans" for all purposes of this Agreement.

                                    ARTICLE V
                       CONDITIONS TO OBLIGATIONS OF SELLER

                  The obligations of Seller to consummate the transactions contemplated under this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date unless otherwise waived in writing by Seller:

         5.01 COMPLIANCE WITH CONDITIONS. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects.

         5.02 TRUTH OF WARRANTIES. The representations and warranties made by Purchaser herein or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

         5.03 REGULATORY APPROVAL. All required regulatory approvals shall have been obtained from the Office of Thrift Supervision or such other applicable regulatory authority in a manner and form reasonably satisfactory to Seller and shall be in full force and effect.

         5.04 OPINION OF COUNSEL. Seller shall have received an opinion of counsel for Purchaser, dated as of the Closing Date, in the form and substance reasonably satisfactory to Seller and its counsel, to the effect that: (a) Purchaser is a federally-chartered savings bank in stock form, organized and validly existing under the laws of the United States of America and has all of the necessary power and authority under the laws of the United States of America to undertake and consummate the transfer and transactions with Seller contemplated by this Agreement; (b) all corporate proceedings required to be taken by or on behalf of Purchaser to authorize it to carry out this Agreement have been duly and properly taken; (c) this Agreement has been duly executed and delivered by Purchaser and (assuming due execution and delivery by Seller) is a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying general principles of equity (regardless of whether such agreements or documents are considered in a proceeding in equity or at law); (d) to the knowledge of such counsel there is no litigation, proceeding or investigation pending or threatened against Purchaser pursuant to or in connection with the provisions of this Agreement; and (e) to the knowledge of such counsel, no authorization, approval, consent, certificate or order under any federal law or regulation applicable to federally-chartered savings associations is required in order for Purchaser to consummate the transactions contemplated by this Agreement, except for the approval and authorization of the Office of Thrift Supervision which has been obtained and is in full force and effect; (f) to the knowledge of such counsel, the execution, delivery and performance of this Agreement and compliance with the provisions hereof by Purchaser will not conflict with, or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Branch Office pursuant to any corporate charter, bylaw, mortgage, lease, agreement, order decree, ruling or other instrument other than this Agreement to which Purchaser is a party or by which Purchaser is bound; and (g) Purchaser has the corporate power to purchase and accept from Seller all of the Personal Property, the Purchased Loans and the Deposit Liabilities to be sold or assigned hereunder.

                  In giving the foregoing opinion, such counsel may rely (as to matters of fact) upon certificates of public officials and officers and directors of Purchaser and shall not be required to make any independent investigation as to matters qualified by the knowledge of such counsel.

         5.05 OFFICERS' CERTIFICATES. Seller shall have received certificates of Purchaser's President or Executive Vice President, dated as of the Closing Date, certifying that: (a) Purchaser has performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing Date; and (b) all representations and warranties made by Purchaser in this Agreement, or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, are true and correct at and as of the Closing Date.

         5.06 COOPERATION AFTER CLOSING. Seller and Purchaser shall have agreed on procedures for handling ACH transactions, direct deposits, in-clearing items, ATM transactions and like transactions relating to the Deposit Liabilities after the Closing Date.

         5.07 VALIDITY OF ASSUMPTION. The validity of the form, substance and legal enforceability of all instruments of transfer and other documentation hereunder shall be subject to the reasonable approval of Seller and its counsel.

         5.08 ABSENCE OF LITIGATION. No action or proceeding shall have been instituted or threatened on or before the Closing Date or pertaining to the acquisition contemplated hereby or otherwise, the result of which could be materially adverse to the assumption, service and operation by Purchaser of the assets purchased and liabilities assumed hereunder.

                                   ARTICLE VI
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

                  The obligations of Purchaser to consummate the transactions contemplated under this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date unless otherwise waived in writing by Purchaser:

         6.01 COMPLIANCE WITH TERMS OF AGREEMENT. All of the terms, covenants, and conditions of this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects.

         6.02 TRUTH OF WARRANTIES. The representations and warranties made by Seller herein or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

         6.03 REGULATORY APPROVAL. All required regulatory approvals shall have been obtained from the Office of Thrift Supervision or such other applicable regulatory authority in a manner and form reasonably satisfactory to Purchaser and shall be in full force and effect.

         6.04 OPINION OF COUNSEL. Purchaser shall have received an opinion of counsel for Seller, dated as of the Closing Date, in the form and substance reasonably satisfactory to Purchaser and Purchaser's counsel, to the effect that: (a) Seller is a federally-chartered savings bank in stock form, organized and validly existing under the laws of the United States of America and has all of the necessary power and authority under the laws of the United States of America to undertake and consummate the transfer and transactions with Purchaser contemplated by this Agreement; (b) all corporate proceedings required to be taken by or on behalf of Seller to authorize it to carry out this Agreement, to sell, convey, assign, transfer and deliver to Purchaser, the Personal Property, the Purchased Loans and the Deposit Liabilities in accordance with this Agreement have been duly and properly taken; (c) this Agreement has been duly executed and delivered by Seller and (assuming due execution and delivery by Purchaser) is a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying general principles of equity (regardless of whether such agreement or documents are considered in a proceeding in equity or at law); (d) to the knowledge of such counsel, the execution, delivery and performance of this Agreement and compliance with the provisions hereof by Seller will not conflict with, or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Branch Office pursuant to any corporate charter, bylaw, mortgage, lease, agreement, order, decree, ruling or other instrument other than this Agreement to which Seller is a party or by which Seller is bound; (e) to the knowledge of such counsel there is no litigation, proceeding or investigation pending or threatened against or relating to the Branch Office, the Personal Property, the Purchased Loans, the Deposit Liabilities or the business of Seller conducted at or from the Branch Office or in connection therewith that would have a materially adverse effect on the business of the Branch Office, or which questions the validity of any action taken or to be taken by Seller pursuant to or in connection with the provisions of this Agreement; (f) to the knowledge of such counsel, there are no other agreements outstanding for the sale of the Personal Property, the transfer of the Deposit Liabilities or the sale of the Purchased Loans; (g) Seller has the corporate power to sell, convey, transfer and deliver to Purchaser all of the Personal Property, the Purchased Loans and the Deposit Liabilities to be sold or assigned hereunder; and (h) to the knowledge of such counsel, no authorization, approval, consent, certificate or order under any federal law or regulation applicable to federally-chartered savings banks is required in order for Seller to consummate the transactions contemplated by this Agreement, except for the approval and authorization of the Office of Thrift Supervision, which has been obtained and is in full force and effect.

                  In giving the foregoing opinion, such counsel may rely (as to matters of fact) upon certificates of public officials and officers and directors of Seller and shall not be required to make any independent investigation as to matters qualified by the knowledge of such counsel.

         6.05 OFFICERS' CERTIFICATE. Purchaser shall have received certificates of Seller's President or Executive Vice President dated as of the Closing Date, certifying that: (a) Seller has performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing Date; (b) all representations and warranties made by Seller in this Agreement, or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, are true at and as of the Closing Date; and (c) no default exists under any Purchased Loans as of the Closing Date.

         6.06 NO MATERIAL CHANGE. On the Closing Date, there shall have been no material adverse change in the business or prospects of the Branch Office.

         6.07 COOPERATION AFTER CLOSING. Seller and Purchaser shall have agreed on procedures for handling ACH transactions, direct deposits, in-clearing items, ATM transactions and like transactions related to the Deposit Liabilities after the Closing Date.

         6.08 VALIDITY OF ASSUMPTION. The validity of the form, substance and legal enforceability of all instruments of transfer and other documentation hereunder including, without limitation, that required to be delivered pursuant to Section 4.01 hereof, shall be subject to the reasonable approval of Purchaser and its counsel.

         6.09 ABSENCE OF LITIGATION. No action or proceeding shall have been instituted or threatened on or before the Closing Date or pertaining to the acquisition contemplated hereby or otherwise, the result of which could be materially adverse to the assumption, service and operation of Purchaser of the assets purchased and liabilities assumed hereunder.

         6.10 DEPOSIT LIABILITIES; PURCHASED LOANS. As of the Calculation Date, the Deposit Liabilities shall not be less than $20 million. As of the Closing Date, the Purchased Loans must have a Purchased Loans Base of not less than $12,500,000 and such Purchased Loans (after taking into account the accretion of any discounts and amortization of any premiums specified by Seller with respect to each in arriving at the Purchased Loans Base) must yield in the aggregate at least 8.25% per annum.

                                   ARTICLE VII
                             COVENANT NOT TO COMPETE

         7.01 COVENANT NOT TO COMPETE. Except as provided in Section 7.02, in consideration of the assumption by Purchaser of the Deposit Liabilities, and the purchase by Purchaser of the Personal Property and Purchased Loans, Seller agrees that for three (3) years following the Closing Date, Seller and any subsidiary thereof will not:

                  A. OTHER OFFICES AND INSTITUTIONS. Open, purchase, operate, control or otherwise have any interest in any branch or other office or any financial institution, including without limitation, a state or federally-chartered commercial bank, savings association or savings bank, which has a branch office or other place of business within a five (5) mile radius of the Branch Office (the "Restricted Area").

                  B. GENERAL SOLICITATION. Make any direct mail, telephone or other means of retail deposit solicitation, other than by way of television, radio, newspaper or other form of media of general circulation, to persons residing within the Restricted Area, provided that nothing herein shall prohibit Seller from soliciting by mail residents of such Restricted Area who maintain pre-existing customer relationships with Seller at any of its offices or branches other than the Branch Office, as part of a general mail solicitation sent only to customers of Seller.

         7.02 BREACH. A breach of this covenant not to compete shall be a default under this Agreement and shall entitle Purchaser to seek or obtain an injunction against such breach and to seek and to obtain money damages arising as a result of such breach. Seller agrees that the remedy at law for any breach by it or its successors of any of the provisions of this Article VII shall be inadequate, and that, in addition to any other remedies Purchaser may have, Purchaser shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage to Purchaser or the posting of any bond therefor.

         7.03 WAIVER. No delay or omission on the part of Purchaser in the exercise of any remedy hereunder shall operate as a waiver of any breach. The remedies available to Purchaser hereunder shall be exercisable in any combination with any and all other remedies available to Purchaser by operation of law or in equity.

         7.04 JUDICIAL MODIFICATION. In the event that any court shall finally hold that the time or the Restricted Area or any other provision stated in this Agreement constitutes an unreasonable restriction upon Seller, Seller hereby expressly agrees that the provisions of this Agreement shall not be rendered void, but shall apply as to time and territory or to such other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved.

                                  ARTICLE VIII
                                   TERMINATION

         8.01 TERMINATION. This Agreement shall terminate and be of no further force or effect between the parties hereto, and the parties shall be released from all further obligations hereunder (except with respect to any liability for breach of any duty or obligation arising prior to the date of termination), upon the earlier occurrence of any of the following:

                  A. Purchaser's election, in its sole and absolute discretion, not to proceed with this Agreement and the transactions contemplated herein at the end of a period of thirty (30) days following the date hereof (the "Due Diligence Period"). Such election shall be in writing and delivered to Seller within five (5) business days following the end of the Due Diligence Period. If Purchaser shall elect to terminate this Agreement under this Section 8.01A, such termination shall be without any liability to either of the parties hereto.

                  B.       Termination pursuant to Section 8.02.

                  C. Upon the expiration of fifteen (15) days after the Office of Thrift Supervision (or its successor) and/or any other appropriate regulatory authority issues a decision denying or refusing to grant the approval or consent required to be obtained pursuant to this Agreement, unless within said period Seller and Purchaser agree in writing to submit or resubmit an application to or appeal the decision of the regulatory authority which has denied or refused to grant said approval.

                  D. Immediately upon the expiration of thirty (30) days from the date that either party hereto has given notice to the other party hereto of such other party's breach or misrepresentation of any condition, warranty, representation or covenant herein; provided, such breach or misrepresentation results in a condition which materially and adversely affects the value of one party's performance being tendered by the other, and further provided that no such termination shall take effect if within said 30-day period the party so notified shall have substantially corrected the ground for termination as specified in the aforementioned notice.

                  E. Upon failure to consummate the transactions contemplated herein by December 31, 1995.

         Anything in the foregoing to the contrary notwithstanding, neither party hereto shall have the right to terminate this Agreement due to its default or immaterial default by the other party hereto, and no termination hereunder shall relieve any party from any liability for its own breach of this Agreement.

         8.02 RISK OF LOSS. If the Branch Office or Personal Property are damaged by fire or other casualty prior to the Closing Date and the estimated cost of restoration does not exceed three percent (3%) of the assessed valuation of the property so damaged, the cost of restoration shall be an obligation of Seller and the Closing shall proceed pursuant to the terms of this Agreement with estimated restoration costs paid by Seller and escrowed at Closing. If the estimated cost of restoration exceeds three percent (3%) of the assessed valuation of the property so damaged, Purchaser shall have the option of either:
(a) taking the Branch Office and the Personal Property as is, and assuming the Premises Lease, together with either the three percent (3%) or any insurance proceeds payable by virtue of such loss or damage; or (b) terminating this Agreement without liability to Purchaser.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.01 EXPENSES. Except as otherwise specifically provided in this Agreement, Seller and Purchaser each shall pay its own expenses in connection with this Agreement and the transactions contemplated thereby, including counsel fees and expenses.

         9.02 PRESS RELEASES. Seller and Purchaser shall consult with each other as to the form and substance of any press release or other public disclosure of matters relating to this Agreement prior to the distribution or publication of any such release; provided, however, that nothing herein shall be deemed to prohibit any party, after such consultation, from making any disclosure which it or its counsel deems necessary in order to fulfill such party's disclosure obligations imposed by law.

         9.03 NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Seller and Purchaser in this Agreement or pursuant hereto shall survive the Closing Date.

         9.04 BROKERS. Each of the parties represents and warrants that such party has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as such party knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. The parties each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

         9.05 EXTENSIONS AND WAIVERS. The parties, by written agreement, may:
(a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations contained in this Agreement or in any document delivered pursuant to this Agreement; and, (c) waive compliance with or modify any of the covenants contained in this Agreement and waive or modify the performance of any of the obligations of the parties hereto. Any agreement on the part of any party for any such extension, modification or waiver shall be validly and sufficiently authorized for the purposes of this Agreement if authorized by the Board of Directors or the President or any Senior Vice President of such party.

         9.06 TRADE NAMES AND TRADEMARKS. Purchaser shall not acquire hereunder any right to the use of the corporate names of Century Bank or any of its subsidiaries or any trademark or service mark, which is used by Seller; provided, however, Purchaser, in the ordinary course of operating the Branch Office, may use for a period not to exceed ninety (90) days after the Closing Date and in the reasonable use of the Branch Office or the operation of Purchaser's business from the Branch Office, any property, equipment, materials and supplies which are a part of the Branch Office and contain such name or mark.

         9.07 REMOVAL OF SIGNS. Purchaser and Seller shall coordinate the removal of signs from the Branch Office bearing Seller's name and the replacement of such signs with those bearing Purchaser's name. The parties shall use their best efforts to cause this to occur immediately after the Closing Date and prior to the next business day. Seller shall pay for the labor involved in the removal of the signs, as well as any repairs necessary to be made to the Branch Office as a result of the removal, and Purchaser shall pay for the new sign bearing Purchaser's name. In the event Seller has not cooperated in the removal of said signs or repaired the building within seven (7) days after the Closing Date as provided herein, then Purchaser may remove said signs or repair the building, which removal or repair shall be at Seller's expense.

         9.08 AMENDMENTS. Except as otherwise provided herein, the provisions of this Agreement may not be amended, supplemented or waived orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement or waiver is sought and making specific reference to this Agreement.

         9.09 FURTHER ASSURANCES. The parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intentions of this Agreement.

         9.10 BINDING EFFECT. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors and permitted assigns.

         9.11 NOTICES. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telex, telefaxed and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

PURCHASER:                                  With a copy to:

Republic Security Bank, F.S.B.              Gunster, Yoakley, Valdes-Fauli
4400 Congress Avenue                         & Stewart, P.A.
West Palm Beach, FL  33407                  777 S. Flagler Drive
Attention:  Rudy E. Schupp,                 Suite 500-East Tower
            President                       West Palm Beach, FL  33401
                                            Attention: Jeffrey A. Stoops, Esq.

SELLER:                                     With a copy to:

Century Bank, F.S.B.                        Parker, Johnson, Cook & Dunlevie
1718 Main Street                            Suite 700
Sarasota, FL  34236-5826                    1275 Peachtree Street, N.E.
Attention: James U. Wade                    Atlanta, Georgia  30309
           President                        Attention:  Steven S. Dunlevie, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date telecommunicated if by telegraph; (c) on the date of transmission with confirmed answer back if by telex, telefax or other telegraphic method; and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

         9.12 HEADINGS. The headings, table of contents and list of exhibits contained in this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

         9.13 SEVERABILITY. If any provision of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

         9.14 JURISDICTION AND VENUE. The parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the courts of record of the State of Florida in Palm Beach County or the District Court of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

         9.15 ENFORCEMENT COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, court costs and all expenses (including, without limitation, all such fees, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, expert witness fees, administrative costs, and all other charges billed by the attorney to the prevailing party.

         9.16 REMEDIES CUMULATIVE. Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

         9.17 ENTIRE AGREEMENT. This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and among such parties.

         9.18 GOVERNING LAW. This Agreement and all transactions contemplated by this Agreement shall be governed by the laws of the State of Florida without regard to principles of conflicts of laws.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the 3rd day of October, 1995.

                                   PURCHASER:

(CORPORATE SEAL)                   Republic Security Bank, F.S.B.

ATTEST: /s/ RICHARD J. HASKINS     By: /s/ RUDY E. SCHUPP
        ----------------------         -------------------------
        Secretary                      Rudy E. Schupp, President

                                   SELLER:

(CORPORATE SEAL)                   Century Bank, F.S.B.

ATTEST: LINDA G. MITCHELL          By: /s/ JAMES U. WADE
        ----------------------         --------------------------
        Secretary                       James U. Wade, President